EXHIBIT 99.2

                Combined Financial Statements

                American Optical Corporation

                 Worldwide Ophthalmic Group

                       March 29, 1996

                American Optical Corporation

                 Worldwide Ophthalmic Group

                Combined Financial Statements

                       March 29, 1996



                          Contents



Report of Independent Auditors                            1
Combined Balance Sheets                                   2
Combined Statements of Income and Group Control           3
Combined Statements of Cash Flows                         4
Notes to Combined Financial Statements                    5

               Report of Independent Auditors

Board of Directors
American Optical Corporation

We have audited the accompanying combined balance sheets of the Worldwide Ophthalmic Group of American Optical Corporation as of March 29, 1996 and March 31, 1995, and the related combined statements of income and group control and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Worldwide Ophthalmic Group of American Optical Corporation at March 29, 1996 and March 31, 1995 and the combined results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 2 to the combined financial statements, in 1995 the Company changed its method of accounting for molds.



Hackensack, New Jersey
June 7, 1996

                American Optical Corporation

                 Worldwide Ophthalmic Group

                   Combined Balance Sheets

                   (Dollars in Thousands)


                                                  March       March
                                                29, 1996    31, 1995
                                               ---------- -------------
Assets
Current assets:
  Cash and cash equivalents                     $  2,220    $  1,378
  Trade accounts receivable, less allowance for
   doubtful accounts (1996--$1,346 and 1995--
   $1,408)                                        15,798      15,455
  Inventories                                     15,685      17,606
  Prepaid expenses and other                       3,861       4,333
  Molds                                            3,765       2,383
                                               ---------- -------------
Total current assets                              41,329      41,155

Property, plant and equipment, net                 9,884      10,082
Deferred income taxes                                252         835
Other assets                                         175          59
                                               ---------- -------------
                                               $  51,640    $ 52,131
                                               ========== =============
Liabilities and group equity
Current liabilities:
  Notes payable                                 $    534    $    322
  Accounts payable                                 5,477       6,514
  Accrued salaries and related items               3,638       3,444
  Accrued expenses                                 4,042       4,544
  Foreign income taxes payable                     1,284         988
  Current portion of long-term debt                  940         673
  Deferred income taxes                              286          47
                                               ---------- -------------
Total current liabilities                         16,201      16,532

Long-term debt                                     2,371       2,788
Employee benefit obligations                       1,086         864
Commitments and contingencies (Notes 8, 9 and
  10)

Group equity:
  Group control                                   38,275      36,288
  Equity adjustment from foreign currency
   translation                                    (6,293)     (4,341)
                                               ---------- -------------
Total group equity                                31,982      31,947
                                               ---------- -------------
                                                $ 51,640    $ 52,131
                                               ========== =============
See accompanying notes.


                American Optical Corporation

                 Worldwide Ophthalmic Group

       Combined Statements of Income and Group Control

                   (Dollars in Thousands)


                                                     Year ended
                                              ------------------------
                                                 March        March
                                                29, 1996    31, 1995
                                              ----------- ------------
Net sales                                      $81,623      $76,046
Technology revenue                               1,450          375
                                              ----------- ------------
                                                83,073       76,421

Operating expenses:
  Cost of sales                                 48,220       45,412
  Selling                                       13,755       13,476
  General and administrative                     7,318        8,049
  Research and development                       1,146        1,095
                                              ----------- ------------
Operating income                                12,634        8,389

Interest expense, net                              172          325
Foreign exchange gain                              (98)        (412)
Other (income) expense                            (978)         934
Corporate allocation                             1,235        1,113
                                              ----------- ------------
Income before income taxes and cumulative
 effect of change in accounting principle       12,303        6,429

Income taxes                                     3,768        2,185
                                              ----------- ------------
Income before cumulative effect of change in
 accounting principle                            8,535        4,244

Cumulative effect of change in accounting
 principle (net of income taxes of $581)
 (Note 2)                                                       871
                                              ----------- ------------
Net income                                       8,535        5,115
Group control at beginning of year              36,288       36,945
Net transfers                                   (6,548)      (5,772)
                                              ----------- ------------
Group control at end of year                   $38,275      $36,288
                                              =========== ============

See accompanying notes.

                American Optical Corporation

                 Worldwide Ophthalmic Group

              Combined Statements of Cash Flows

                   (Dollars in Thousands)

                                                      Year ended
                                                ---------------------
                                                   March      March
                                                 29, 1996   31, 1995
                                                ---------- ----------
Cash flows from operating activities
Net income                                       $  8,535    $  5,115
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Change in accounting principle                               (1,452)
  Depreciation                                      1,880       1,985
  Deferred income taxes                               829       1,108
  Net gain on sale of property, plant and
   equipment                                         (228)        (38)
  Change in operating assets and liabilities:
    (Increase) decrease in trade accounts
     receivable                                      (923)      1,965
    Decrease (increase) in inventories              1,546      (2,246)
    Increase in prepaid expenses and other current
     assets                                         1,003      (3,009)
    (Decrease) increase in accounts payable          (851)      1,629
    Increase in accrued salaries and related items    294         582
    (Decrease) increase in accrued expenses          (346)        637
    Increase in accrued income taxes                  355         110
    Increase in other non-current assets             (117)        (91)
    Increase in other non-current liabilities         222         238
                                                ---------- ----------
Net cash provided by operating activities          10,193       6,533

Cash flows from investing activities
Capital expenditures                               (2,023)     (3,117)
Proceeds from sale of property, plant and
 equipment                                            286         151
Other, net                                                        577
                                                ---------- ----------
Net cash used in investing activities              (1,737)     (2,389)

Cash flows from financing activities
Proceeds from issuance of long-term debt              740         252
Proceeds from notes payable                           612         419
Principal payments on long-term debt                 (724)       (653)
Repayments of notes payable                          (393)       (278)
Decrease from group control and other              (7,612)     (5,814)
                                                ---------- ----------
Net cash used in financing activities              (7,377)     (6,074)

Effect of exchange rate changes on cash and
 cash equivalents                                    (237)       (527)
                                                ---------- ----------
Increase (decrease) in cash and cash
 equivalents                                          842      (2,457)
Cash and cash equivalents at beginning of year      1,378       3,835
                                                ---------- ----------
Cash and cash equivalents at end of year         $  2,220    $  1,378
                                                ========== ===========

Supplemental cash flow information
Interest paid                                    $    171    $    161
                                                ========== ===========
Income taxes paid                                $  1,349    $  1,133
                                                ========== ===========
See accompanying notes.

                American Optical Corporation

                 Worldwide Ophthalmic Group

           Notes to Combined Financial Statements

                   (Dollars in Thousands)

                       March 29, 1996




1.  Significant Accounting Policies

Basis of Presentation

The  American Optical Corporation - Worldwide  Ophthalmic
Group (the "Group") is comprised of an operating division
in   the   United   States  (the  "U.S.  Division")   and
subsidiaries  in  United  Kingdom,  France,  Switzerland,
Mexico  and  Canada.  American Optical  Corporation  (the
"Parent")  is  the holding company for the U.S.  Division
and  100% owner of all the subsidiaries in the Group. The
Group  Control Account includes the common stock, capital
surplus   and   retained  earnings  of  all  subsidiaries
included  in  the  Group and the  earnings  of  the  U.S.
Division.   All  transactions with the  Parent  are  also
recorded in the Group Control Account. The Group  Control
Account   is   non-interest  bearing.   All   significant
intergroup   transactions   and   balances   have    been
eliminated.

The  Group manufactures and distributes ophthalmic lenses
and  other  related  products on a worldwide  basis.  The
Group   also  earns  revenue  by  selling  and  licensing
technology related to the design and manufacture of ophthalmic lenses. The Group has manufacturing operations in Mexico, the United Kingdom and Massachusetts, and sales and distribution operations in the United States, United Kingdom, France, Switzerland, Mexico and Canada
(see Note 11).

Fiscal Year

The Group's fiscal year ends on the Friday closest to March 31.

Cash Equivalents

The Group considers all short-term investments having a maturity of three months or less when purchased to be cash equivalents.

Inventories

Inventories are stated at the lower of cost (principally first-in, first-out method) or market.

                American Optical Corporation

                 Worldwide Ophthalmic Group

     Notes to Combined Financial Statements (continued)

                   (Dollars in Thousands)



1.  Significant Accounting Policies (continued)

Property, Plant and Equipment

Property,  plant  and  equipment  is  recorded  at  cost.
Depreciation expense is computed principally using the straight-line method for financial reporting and, for tax purposes, the straight-line method, the accelerated cost recovery system (ACRS) and the modified accelerated cost recovery system (MACRS).

Income Taxes

The  U.S.  division's operations are  included  with  the
Parent   for  federal  and  state  income  tax  reporting
purposes.   The  Group receives a charge  or  credit  for
income  taxes  from the Parent representing  federal  and
state income taxes calculated on a stand-alone income tax
basis.    The  current  federal  and  state  income   tax
liability is payable to the Parent and is recorded as an increase to the Group Control Account.

The Group recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in a group's financial statements or tax returns. Deferred income tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

Forward Currency Exchange Contracts

The Group enters into forward currency exchange contracts to minimize the short-term impact of foreign currency fluctuations on inventory purchases. The gains or losses on these contracts are included in income in the period in which the exchange rates change. At March 29, 1996, foreign subsidiaries of the Group had open forward exchange contracts for the purchase of approximately $6.3 million of U.S. dollar denominated currency.

                American Optical Corporation

                 Worldwide Ophthalmic Group

     Notes to Combined Financial Statements (continued)

                   (Dollars in Thousands)


1.  Significant Accounting Policies (continued)

Accounting for Long-Lived Assets

Effective  April  1,  1995, the Group  elected  to  adopt
Financial Accounting Standards Board Statement  No.  121,
"Accounting for the Impairment of Long-Lived  Assets  and
for  Long-Lived  Assets to be Disposed of"  ("FAS  121").
FAS 121 provides guidelines for recognition of impairment
losses   related   to  long-lived  assets   and   certain
intangibles.   The adoption of FAS 121  did  not  have  a
material impact on the Group's financial position or results of operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain 1995 amounts have been reclassified to conform to the 1996 presentation.

2.  Change In Accounting Principle

Effective  April 2, 1994 the Group changed its method  of
accounting   for   molds  used  in  the  manufacture   of
ophthalmic   lenses.   The  Group's  previous  accounting
method  was to expense the costs of these molds  as  they
were   incurred.   Under  the  new  method,   molds   are
inventoried and recorded as a current asset in accordance
with  industry  practice.   New  molds  are  produced  to
replace  damaged molds and to support expanded production
and  new products.  The cumulative effect of this  change
as of April 2, 1994 was $1,452 and is reported separately
in  the  1995 consolidated statement of operations.   The
effect of the change in 1995 was to increase income before income taxes by $931. The effect in 1995 was a result of adding new molds required to support new products and therefore, is not necessarily indicative of the future impact of this change.

                American Optical Corporation

                 Worldwide Ophthalmic Group

     Notes to Combined Financial Statements (continued)

                   (Dollars in Thousands)


3.  Inventories

The major classes of inventories were as follows:


                          March       March
                         29, 1996    31, 1995
                       ----------- ------------
Raw material           $  3,402     $  3,991
Work-in-process             751          623
Finished goods           11,532       12,992
                       ----------- ------------
                       $ 15,685     $ 17,606
                       =========== ============

4.  Property, Plant and Equipment

Property, plant and equipment consisted of the following:

                                 March     March
                                29, 1996  31, 1995
                               ---------- ---------
Land                           $   274    $   198
Buildings and improvements       5,343      4,964
Machinery, furniture and
 fixtures                       16,534     18,004
                               ---------- ---------
                                22,151     23,166
Less accumulated depreciation
 and amortization               12,267     13,084
                               ---------- ---------
                               $ 9,884    $10,082
                               ========== =========

                American Optical Corporation

                 Worldwide Ophthalmic Group

     Notes to Combined Financial Statements (continued)

                   (Dollars in Thousands)


5.  Income Taxes

Income before income taxes and cumulative effect of change in accounting principle was taxed under the following jurisdictions:



                            1996      1995
                         --------- ----------
United States            $ 2,741    $ 3,194
Foreign                    9,562      3,235
                         --------- ----------
Total                    $12,303    $ 6,429
                         ========= ==========

The provision for income taxes consists of the following:


                             1996      1995
                          -------- ----------
Current tax expense:
  Federal                 $ 1,506    $   806
  State                       190        151
  Foreign                   1,346        799
                          -------- ----------
Total current             $ 3,042    $ 1,756
                          ======== ==========
Deferred tax expense
(benefit):
  Federal                 $   733    $   268
  Foreign                      (7)       161
                          -------- ----------
Total deferred            $   726    $   429
                          ======== ==========


                American Optical Corporation

                 Worldwide Ophthalmic Group

     Notes to Combined Financial Statements (continued)

                   (Dollars in Thousands)


5.  Income Taxes (continued)

The provision for income taxes differs from the amount of
income   tax   determined  by  applying  the   applicable
statutory  federal income tax rate to the  income  before
income   taxes  and  cumulative  effect  of   change   in
accounting  principle  as  a  result  of  the   following
differences:


                                     1996      1995
                                  --------- ----------
Federal income tax expense at
 statutory rates                  $ 4,183    $ 2,186
Increases (decreases):
  State income tax, net of federal
   tax benefit                        125        100
  Forgiveness of foreign
   intercompany indebtedness        1,476
  Differences in effective tax
   rates on foreign earnings and
   remittances                     (1,912)      (213)
  Foreign losses for which no tax
   benefits may be recorded                       63
  Other                              (104)        49
                                  --------- ----------
                                  $ 3,768    $ 2,185
                                  ========= ==========


                American Optical Corporation

                 Worldwide Ophthalmic Group

     Notes to Combined Financial Statements (continued)

                   (Dollars in Thousands)



5.  Income Taxes (continued)

Deferred  income  taxes reflect the net  tax  effects  of
temporary  differences between the  carrying  amounts  of
assets  and liabilities for financial reporting  purposes
and   the   amounts   used  for  income   tax   purposes.
Significant  components  of  the  Group's  deferred   tax
liabilities and assets are as follows:


                             March 29, 1996   March 31, 1995
                            ---------------- --------------------
                             Short    Long    Short     Long
                              Term    Term     Term     Term
                            ------- -------- ---------- ---------
Deferred tax liabilities:
  Tax over book depreciation         $ 308               $    59
  Inventory costs
   capitalized              $1,384                $ 953
Other                                               211
                            ------- -------- ---------- ---------
Total deferred tax
  liabilities                1,384     308        1,164       59

Deferred tax assets:
  Inventory reserves         1,098                1,117
  Pension and postretirement
   health care benefits                434                   346
  Other                                126                   548
                            ------- -------- ---------- ---------
Total deferred tax assets    1,098     560        1,117      894
                            ------- -------- ---------- ---------
Net deferred tax
   liabilities (assets)      $ 286   $(252)     $    47   $ (835)
                            ======= ======== ========== =========

The  Group  has  net  operating loss  carryforwards  from
foreign    tax   jurisdictions   totaling   approximately
$19 million which do not expire for which no benefit has been recorded.

                American Optical Corporation

                 Worldwide Ophthalmic Group

     Notes to Combined Financial Statements (continued)

                   (Dollars in Thousands)



6.  Notes Payable

Notes payable represent amounts due to foreign banks under various credit facilities, which are collateralized by certain assets of the respective subsidiaries and/or guarantees by the Parent Company. At March 29, 1996, the carrying value of notes payable approximates fair value based upon market rates.

7.  Long-Term Debt


                                    March      March
                                  29, 1996   31, 1995
                                  --------- ----------
         Debt                       $3,311      $3,461
         Less current portion          940         673
                                  --------- ----------
                                    $2,371      $2,788
                                 ========== ===========

Long-term debt consists primarily of property and equipment mortgages of foreign subsidiaries. Interest rates range from 5.0% to 11.0% on such debt. At March 29, 1996 the carrying value of such debt approximates fair value based upon market rates.

At March 29, 1996, maturities of long-term debt consisted of the following:


         Year ended
         ----------
         1997                          $  940
         1998                             655
         1999                             423
         2000                             283
         2001                             265
         2002 and thereafter              745
                                       --------
                                       $3,311
                                       ========


8.  Leases



The   Group   leases  various  manufacturing,   office   and
warehousing facilities and equipment under arrangements which are classified for financial statement purposes as operating leases.

                American Optical Corporation

                 Worldwide Ophthalmic Group

     Notes to Combined Financial Statements (continued)

                   (Dollars in Thousands)



8.  Leases (continued)

As of March 29, 1996, future minimum lease commitments under non-cancelable operating leases were as follows:

         1997                             $1,091
         1998                                731
         1999                                673
         2000                                633
         2001                                651
         2002 and thereafter                 644
                                         ---------
         Total minimum lease payments     $4,423
                                         =========

Rental expense on operating leases amounted to $1,423 in 1996 and $1,234 in 1995.

9.  Employee Pension Plans

Domestic Plans

The Parent sponsors several defined benefit pension plans which cover substantially all United States based employees. Most of these plans provide for retirement benefits based on employees' length of service and earnings. Pension expense for currently active employees was calculated by independent actuaries.

The funding policy is to contribute annually amounts that meet the minimum funding standards of the Employee
Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986. The assets of these funds are managed by investment managers and consist primarily of pooled common stocks.

                American Optical Corporation

                 Worldwide Ophthalmic Group

     Notes to Combined Financial Statements (continued)

                   (Dollars in Thousands)


9.  Employee Pension Plans (continued)

Foreign Plans

Outside the United States, certain subsidiaries of the Group sponsor defined benefit plans which cover substantially  all
employees  who are not covered by statutory plans.   Pension
expense was calculated by independent actuaries.

A summary of the components of net periodic pension expense for defined benefit plans of the Group follows:



                                             1996    1995
                                            ------ --------

         Service cost-benefits earned       $351    $339
          during the year
         Interest cost on projected benefit
          obligation                         306     448
         Actual return on plan assets       (630)   (511)
         Net amortization and deferral       140    (141)
                                            ------ --------
                                            $167    $135
                                            ====== ========


The actuarial assumptions used in determining net periodic pension expense for 1996 and 1995 were as follows:

         Weighted-average discount rate        8.5%
         Rate of increase in compensation      5%
          levels
         Expected long-term rate of return on  8.5%
          assets

                American Optical Corporation

                 Worldwide Ophthalmic Group

     Notes to Combined Financial Statements (continued)

                   (Dollars in Thousands)


9.  Employee Pension Plans (continued)

The following table sets forth the funded status of the Group's defined benefit plans:

1996
Actuarial present value of obligations:
  Accumulated benefit obligation:
    Vested                                          $ 3,916
    Nonvested                                            27
                                                    --------
Total accumulated benefits                            3,943
Effect of increase in compensation levels               123
                                                    --------
Projected benefit obligations for services rendered   4,066
 through March 29, 1996
Plan assets at market value                           6,168
                                                    --------
Plan assets in excess of projected benefit
 obligation                                          (2,102)
Unrecognized net gain                                 2,305
Unrecognized prior service cost                        (512)
Unrecognized net asset at transition date               628
                                                    --------
Net pension liability recognized in the balance
 sheet at March 29, 1996                            $   319
                                                    ========

                American Optical Corporation

                 Worldwide Ophthalmic Group

     Notes to Combined Financial Statements (continued)

                   (Dollars in Thousands)


9.  Employee Pension Plans (continued)

                                   Plans Having Plans Having
                                   Accumulated   Assets in
                                     Benefits    Excess of
                                    in Excess   Accumulated
                                    of Assets    Benefits      Total
                                   ------------ ------------- -----------

     1995
     Actuarial present value of
      obligations:
       Accumulated benefit
       obligation:
         Vested                      $3,889       $1,613        $5,502
         Nonvested                       50           24            74
                                   ------------ ------------- -----------
     Total accumulated benefits       3,939        1,637         5,576
     Effect of increase in
      compensation levels                76          324           400
                                   ------------ ------------- -----------
    Projected benefit obligations
     for services rendered
     through March 31, 1995           4,015        1,961         5,976
    Plan assets at market value       3,325        3,441         6,766
                                   ------------ ------------- -----------
    Plan assets (in excess of)
     less than projected benefit
     obligation                         690       (1,480)         (790)
    Unrecognized net gain               172          562           734
    Unrecognized prior service
     cost                              (101)        (476)         (577)
    Unrecognized net asset at
     transition date                     28          718           746
    Net pension (assets)           ------------ ------------- -----------
     liability recognized in the
     balance sheet at March 31,
     1995                            $  789       $ (676)         $113
                                   ============ ============= ============

10.  Postretirement Health Care Benefits

The Group provides certain health care benefits for retired employees based in the United States. For employees who retire prior to age 65 the cost of the coverage (up until age
65) is primarily paid by the employee with a subsidy provided by the Group. Employees who retired prior to March 1, 1989 receive, upon reaching age 65, an annual payment in lieu of providing health care benefits. The Group funds benefits as they are paid to retirees. The Group has accrued its estimated Accumulated Postretirement Benefit Obligation
(APBO). The APBO was estimated based upon an assumed discount rate of 8% and average

                American Optical Corporation

                 Worldwide Ophthalmic Group

     Notes to Combined Financial Statements (continued)

                   (Dollars in Thousands)


10.  Postretirement Health Care Benefits (continued)

retirement age of 60.  Standard mortality and turnover  tables
were  used.   At  March  29, 1996, 102  active  employees  are
covered by such benefits. The net periodic postretirement benefit expense was $3 for 1996 and $4 for 1995.

The   following  table  reconciles  the  APBO  to  the   net
postretirement medical liability at March 29, 1996 and March
31, 1995:

                                         1996      1995
                                      --------- ----------

         Accumulated postretirement       $30        $58
          benefit obligation
          Unrecognized net gain            48         17
                                      --------- ----------
         Net postretirement medical
          liability recognized in the
          balance sheet                   $78        $75
                                      ========= ==========

11.  Business Segment Information

The Group operates principally in one industry segment, the manufacture and distribution of ophthalmic lenses and other related products. The Group's operations by geographic area for the years ended March 29, 1996 and March 31, 1995 are presented below:

                                                  Revenue
                                                   from        Area
                             Total   Interarea Unaffiliated  Operating   Identifiable
                            Revenue   Revenue    Customers     Income       Assets
                            -------- --------- ------------ ------------ ------------
     1996
     North America           $47,003  $(14,907)  $32,096     $ 8,928      $24,997
     Europe                   50,977              50,977       3,706       26,643
     Interarea eliminations  (14,907)   14,907
                            -------- --------- ------------ ------------ ------------
     Total                   $83,073      $ -    $83,073     $12,634      $51,640
                            ======== ========= ============ ============ ============

                American Optical Corporation

                 Worldwide Ophthalmic Group

     Notes to Combined Financial Statements (continued)

                   (Dollars in Thousands)

11.  BUSINESS SEGMENT INFORMATION (CONTINUED)

                                                 Revenue
                                                  from         Area
                            Total    Interarea Unaffiliated  Operating    Identifiable
                           Revenue    Revenue    Customers     Income        Assets
                           --------- --------- ------------ ------------- ------------
    1995
    North America          $46,770    $(14,732)  $32,038       $5,879     $25,525
    Europe                  44,383                44,383        2,510      26,606
    Interarea eliminations (14,732)     14,732
                           --------- --------- ------------ ------------- ------------
    Total                  $76,421    $ -        $76,421       $8,389     $52,131
                           ========= ========= ============ ============= ============

12. RELATED PARTY TRANSACTIONS

The Parent provides certain services to all its operating divisions and subsidiaries of the Group. These services include legal, financial and administrative services. Charges allocated to the Group for such services totaled $1,235 and $1,113 in 1996 and 1995, respectively. It is management's opinion that such charges fairly represent the cost of services provided to the Group

The U.S. division's cash is managed as part of the Parent's cash management system. The net cash collected or disbursed by the Group is transferred to the Parent on a daily basis through the Group Control Account. Transactions such as the reimbursement of expenses incurred by the Parent on behalf of the Group are also recorded through the Group Control Account.

13. SUBSEQUENT EVENT

On May 6, 1996 the Parent entered into an agreement to sell the assets of the Group to Sola International, Inc. for $107,000 plus the assumption of certain liabilities and subject to post-closing adjustments.

                         EXHIBIT 99.3

       UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     On May 6, 1996, the Company entered into a Purchase Agreement with American Optical Corporation ("AOC") providing for the acquisition of substantially all of AOC's worldwide ophthalmic business ("AO") for cash consideration of $107.0 million (together with the assumption of certain liabilities), subject to post-closing adjustments (the "AO Acquisition"). The AO Acquisition will be funded through borrowings under the Company's new bank credit agreement (the "New Credit Agreement"). In May 1996, the Company announced that it had entered into a definitive merger agreement which provides for the acquisition (the "Neolens Acquisition") by the Company of Neolens, Inc. ("Neolens"). The Company intends to fund the Neolens Acquisition primarily through borrowings under the New Credit Agreement.

     The unaudited pro forma condensed combined financial information gives effect to the AO Acquisition and the Neolens Acquisition and the financing thereof by borrowings under the New Credit Agreement, as if they had occurred on April 1, 1995 for purposes of the unaudited pro forma condensed combined statement of operations and as of March 31, 1996 for purposes of the unaudited pro forma condensed combined balance sheet. The pro forma adjustments have been applied to the financial information derived from the audited financial statements of the Company and AO and the unaudited financial statements of Neolens and substantially all of AO's Singapore ophthalmic operations ("AO Singapore") to account for the AO Acquisition and the Neolens Acquisition as purchases; accordingly, assets acquired and liabilities assumed will be recorded at their estimated fair values which are subject to further refinement, including appraisals and other analyses, with appropriate recognition given to the effect of current interest rates and income taxes.

     The AO Acquisition and the Neolens Acquisition will be accounted for using the purchase method of accounting. The unaudited pro forma condensed combined financial information has been prepared on the basis of assumptions described in the notes thereto and includes assumptions relating to the allocation of the consideration paid for the assets and liabilities of AO and Neolens based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the unaudited pro forma condensed combined financial information after valuations and other procedures to be performed after the closings of the AO Acquisition and the Neolens Acquisition have been performed. The Company does not expect that the final allocation of the purchase price for the above acquisitions will differ materially from the preliminary allocations. In addition, the interest rate on, and the amount of, borrowings under the New Credit Agreement may differ from the assumptions set forth below. In the opinion of the Company, all adjustments necessary to present fairly such unaudited pro forma condensed combined financial information have been made based on the proposed terms and structure of the AO Acquisition and the Neolens Acquisition.

     As a result of the AO Acquisition, the Company expects to incur two non-recurring charges in fiscal 1997: (i) an estimated $7.0 million charge to cost of sales for the amortization associated with an inventory write-up to fair value; and (ii) an estimated $10.0 million charge for the write-off of in-process research and development. These charges have been excluded from the unaudited pro forma condensed combined statement of operations included herein because they are nonrecurring. The Company also expects to record approximately $71.8 million of goodwill in connection with the AO Acquisition and the Neolens Acquisition, which will be amortized over 40 years.

     The unaudited pro forma condensed combined financial information is not necessarily indicative of what actual results would have been had the AO Acquisition and the Neolens Acquisition occurred at the dates indicated nor do they purport to project the future financial position or the results of future operations of the Company.

     The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the audited financial statements of AO, including the notes thereto, included elsewhere in this Form 8-K, and the audited financial statements of the Company, and the notes thereto, included in the Company's Form 10-K for the fiscal year ended March 31, 1996.

     THE COMPANY HAS FILED A REGISTRATION STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO AN OFFERING
OF COMMON STOCK. THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION DOES NOT GIVE EFFECT TO SUCH OFFERING. IF SUCH OFFERING IS CONSUMMATED, THE COMPANY INTENDS TO USE THE NET PROCEEDS OF SUCH OFFERING TO REPAY A PORTION OF THE BORROWINGS UNDER THE NEW CREDIT AGREEMENT WHICH WILL FUND THE AO ACQUISITION AND THE NEOLENS ACQUISITION.

                          SOLA INTERNATIONAL INC.
           UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              March 31, 1996
                              (In thousands)
     The unaudited pro forma condensed combined balance sheet as of March 31, 1996 has been prepared by combining the historical consolidated balance sheet of the Company as of March 31, 1996 with (i) the historical combined balance sheet of the Worldwide Ophthalmic Group of American Optical Corporation as of March 29, 1996, (ii) the historical balance sheet of AO Singapore as of March 31, 1996 and (iii) the historical balance sheet of Neolens as of January 31, 1996 and gives effect to the pro forma adjustments as described in the notes hereto.


                                     Sola    American
                                   Interna-   Optical     AO                                 Pro
                                    tional    Corpor-    Sing-   Neolens,                   forma
                                     Inc.      ation   apore(i)  Inc.(ii)   Adjustments   Combined
                                   --------  --------  --------  --------  ------------   --------
Assets
Current Assets
 Cash and cash equivalents........  $ 22,394  $  2,220  $    680  $      3 $    (32) (1)   $ 25,265
 Trade accounts receivable,           74,845    15,798     1,300       452     (967) (2)     91,428
  net.............................
 Inventories......................   100,707    19,450     1,205       902    7,000  (1)    129,264
 Deferred income taxes............     7,491         -         -         -                    7,491
 Prepaids and other current
  assets..........................     1,861     3,861       295        61     (236) (2)      5,842
                                    --------  --------  --------  -------- ---------       --------
    Total current assets             207,298    41,329     3,480     1,418    5,765         259,290
Property, Plant and equipment,
 net..............................    79,582     9,884       332       896      616  (1)     91,310
Deferred income taxes.............     6,800       252         -         -    3,248  (1)     10,300
Debt issuance costs, net..........     1,907         -         -       240      660  (3)      2,807
Goodwill and other intangibles,
 net..............................   120,352         -         -         -   73,335  (1)    193,687
Other assets......................       910       175         -        40                    1,125
                                    --------  --------  --------  -------- ---------       --------
  Total assets....................  $416,849  $ 51,640  $  3,812  $  2,594 $ 83,624        $558,519
                                    ========  ========  ========  ======== ========        ========

Liabilities and Shareholders'
 Equity
Liabilities
Current liabilities
 Notes payable to banks...........  $ 13,722  $    534   $     -   $ 1,066 $ (1,066) (4)   $  7,601
                                                                             (6,655) (5)
 Current portion of long-term
  debt............................     3,681       940         -       300     (300) (4)      4,621
 Accounts payable.................    39,415     5,477       839     1,180                   46,911
 Accrued liabilities..............    20,167     4,042     1,599         -   (1,203) (2)     24,605
 Accrued reorganization and
  acquisition expenses............     9,746         -         -         -                    9,746
 Accrued payroll and related          22,560     3,638        59         -                   26,257
  expenses........................
 Income taxes payable.............     1,090     1,284        17         -                    2,391
 Deferred income taxes............       461       286         -         -    1,049  (1)      1,796
                                    --------  --------  --------  -------- --------        --------
  Total current liabilities.......   110,842    16,201     2,514     2,546   (8,175)        123,928

Long-term debt, less current
 portion..........................     3,360     2,371         -         -                    5,731
Bank debt, less current portion...     6,000         -         -         -  133,209 (4,5)   139,209
Senior subordinated notes.........    88,530         -         -       107     (107) (4)     88,530
Deferred income taxes.............     4,990         -         -         -      735  (1)      5,725
                                                                             (1,086) (1)
Other liabilities.................    10,886     1,086         -       125     (125) (4)     10,886
                                    --------  --------  --------  -------- ---------       --------
  Total liabilities...............   224,608    19,658     2,514     2,778  124,451         374,009
Shareholders' equity
Parent company investment.........         -    31,982     1,298      (184) (33,096) (1)          -
Common stock......................       218         -         -         -                      218
Additional paid-in capital........   206,412         -         -         -                  206,412
Equity participation loans........      (421)        -         -         -                     (421)
Accumulated deficit...............   (17,993)        -         -         -   (7,731) (6)    (25,724)
Cumulative foreign currency
 adjustments......................     4,025         -         -         -                    4,025
                                    --------  --------  --------  -------- ------------    --------
  Total shareholders' equity/parent
   company investment.............   192,241    31,982     1,298      (184) (40,827)        184,510
                                    --------  --------  --------  -------- -----------     --------
  Total liabilities and
   shareholders' equity...........  $416,849  $ 51,640  $  3,812  $  2,594 $ 83,624        $558,519
                                    ========  ========  ========  ========  ==========     ========
- -------------
(i)  The financial information with respect to AO Singapore is derived from unaudited internal financial data provided to the Company by AOC.
     This information has not been independently reviewed or audited by the
     Company or an independent accounting firm.

(ii) The financial information with respect to Neolens is based on unaudited financial statements provided to the Company by Neolens.
     This information has not been independently reviewed or audited by the Company or an independent accounting firm.


                          SOLA INTERNATIONAL INC.
       NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              MARCH 31, 1996

     The unaudited pro forma condensed combined balance sheet gives effect to the following pro forma adjustments:

     (1) The AO Acquisition and the Neolens Acquisition will be accounted for as purchases pursuant to APB Opinion No. 16, "Business Combinations." The respective purchase prices will be allocated to the assets and liabilities of the acquired businesses based on their relative fair values. Such allocations are subject to final determination based on valuations and other studies that are not yet completed. The final values may differ from those set forth below:


                                                     AO          Neolens
                                                Acquisition    Acquisition       Total
                                               -------------   ------------    ---------
                                                             (In thousands)
Estimated purchase price.....................   $    107,000    $     13,000   $    120,000
Acquisition expenses.........................          2,500             565          3,065
                                               -------------    ------------      ---------
  Total estimated acquisition cost...........   $    109,500    $     13,565   $    123,065
                                                  ==========      ==========      =========
Historical net book value at March 31, 1996..   $     33,280    $      (184)   $     33,096
Elimination of certain assets and liabilities
 as per the agreement:.......................
 Elimination of U.S. cash balance.............           (32)              -            (32)
 Elimination of U.S. Benefit Plan liabilities
  not assumed.................................         1,086               -          1,086
 Elimination of current and deferred tax
  liabilities in the U.S (a)..................          (221)              -           (221)
                                               -------------    ------------      ---------
  Adjusted book value acquired...............         34,113            (184)        33,929
Write-up of inventories (b)..................          7,000               -          7,000
Write-up of property, plant and equipment....            616               -            616
Goodwill.....................................         58,086          13,749         71,835
In-process research and development..........          6,500               -          6,500
Non-compete agreement........................          1,500               -          1,500
Net deferred tax effects of certain of the
 above purchase accounting adjustments (c)...          1,685               -          1,685
                                                  ----------      ----------      ---------
                                                $    109,500     $    13,565       $123,065
                                                  ==========      ==========      =========


- --------
(a) The Company will be able to write-up the AO U.S. assets acquired, including goodwill, for income tax purposes and accordingly, there will be no initial differences between the tax bases and the fair values of the U.S. assets upon acquisition. This will result in the elimination of the following deferred tax amounts (in thousands):

              Long term deferred tax asset............   $   (252)
              Current deferred tax liability..........         31
                                                         ---------
                                                         $   (221)
                                                         =========


(b) The Company will write-up the value of certain AO inventory accounts in connection with the purchase price allocation. The majority of this write-up will be charged to cost of goods sold in fiscal 1997. This one-time charge has not been reflected in the accompanying unaudited pro forma condensed combined statement of operations due to its unusual, non-recurring nature.

(c) Represents the deferred tax liability relating to the inventory and property and equipment write-ups at the foreign locations for which there is no change in tax basis, net of a deferred tax asset recognized in connection with the in-process research and development charge. The net deferred tax effect was calculated as follows (in thousands):


              Current deferred tax liability
               relating to inventory write-up.........    $   (1,335)
              Long term deferred tax liability
               relating to property, plant and
               equipment write-up.....................          (480)
              Deferred tax asset relating to in-
                process research and development.......         3,500
                                                          ------------
                                                           $    1,685
                                                          ============

                          SOLA INTERNATIONAL INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET--(CONTINUED)
                              MARCH 31, 1996

     (2) Under the terms of the AO Acquisition, the Company will acquire substantially all of AO Singapore's ophthalmic operations, which are separately disclosed in the above unaudited pro forma condensed combined balance sheet. Intercompany accounts reflected on the historical balance sheets have been eliminated.

     (3) Represents expenses incurred in connection with entering into the New Credit Agreement, estimated at $0.9 million, offset by the write-off of Neolens deferred bank issue expenses of $0.2 million. The existing Neolens bank credit agreement will be repaid in full in connection with the Neolens Acquisition.

     (4) Represents borrowings of Neolens which will be replaced by bank borrowings under the New Credit Agreement after the Neolens Acquisition.

     (5) Represents borrowings of $110.4 million under the New Credit Agreement used to fund the AO Acquisition, and borrowings of $14.5 million under the New Credit Agreement used to fund the Neolens Acquisition. In addition, $8.3 million of borrowings under the New Credit Agreement are assumed to replace certain foreign currency borrowings of the Company ($6.7 million) and certain obligations of Neolens ($1.6 million).

     (6) In accordance with generally accepted accounting principles, the Company will allocate a portion of the AO purchase price to in-process research and development and immediately write-off an estimated $10.0 million ($6.5 million net of income taxes of $3.5 million) of in-process research and development of AO as a charge to operations upon consummation of the AO Acquisition. This will result in a corresponding charge to retained earnings. This one-time charge is reflected in the unaudited pro forma condensed combined balance sheet but not in the unaudited pro forma condensed combined statement of operations due to its unusual, non-recurring nature.

                          SOLA INTERNATIONAL INC.
      UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FISCAL YEAR ENDED MARCH 31, 1996
                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The unaudited pro forma condensed combined statement of operations information has been prepared by combining the historical consolidated statement of operations of the Company for the fiscal year ended March 31, 1996 with (i) the historical combined statement of operations of the Worldwide Ophthalmic Group of American Optical Corporation for the fiscal year ended March 29, 1996, (ii) the historical statement of operations of AO Singapore for the year ended March 31, 1996 and (iii) the historical statement of operations of Neolens for the twelve months ended January 31, 1996 and give effect to the pro forma adjustments as described in the notes hereto.




                                           Sola       American        AO
                                         Interna-      Optical     Singapore    Neolens,                    Pro forma
                                        tional Inc.  Corporation      (i)       Inc.(ii)     Adjustments    Combined
                                        -----------  -----------  -----------  ---------    -----------    ---------

Net sales.............................   $  387,709   $   81,623    $   5,440    $   2,441  $ (2,641) (1)   $  474,572
Technology revenue....................            -        1,450            -            -                       1,450
                                        -----------  -----------  -----------    ---------  ---------        ---------
  Total revenue.......................      387,709       83,073        5,440        2,441    (2,641)          476,022
                                                                                              (2,641) (1)
Cost of sales.........................      201,991       48,220        4,576        2,512        77  (2)      254,735
                                        -----------  -----------  -----------    ---------  --------         ---------
  Gross profit........................      185,718       34,853          864          (71)      (77)          221,287
Research and development expenses.....       13,329        1,146            -          234                      14,709
Selling and marketing expenses........       66,345       13,755          816          239                      81,155
                                                                                               2,002  (3)
General and administrative expenses...       45,291        6,242          657        1,008       300  (4)       55,500
                                        -----------  -----------  -----------    ---------  --------         ---------
  Operating expenses..................      124,965       21,143        1,473        1,481     2,302           151,364
                                        -----------  -----------  -----------    ---------  --------         ---------
   Operating income...................       60,753       13,710         (609)      (1,552)   (2,379)           69,923
Corporate allocation..................            -       (1,235)           -            -     1,235  (5)            -
Interest expense, net.................      (12,141)        (172)          12         (324)   (7,523) (6)      (20,148)
                                        -----------  -----------  -----------    ---------  --------         ---------
 Income before provision for income
  taxes, minority interest and
  extraordinary item..................       48,612       12,303         (597)      (1,876)   (8,667)           49,775

Provision for income taxes............       13,623        3,768         (413)           -    (3,152) (7)       13,826
Minority interest.....................         (401)           -            -            -                        (401)
                                        -----------  -----------  -----------    ---------  --------         ---------
 Income (loss) before extraordinary
  item................................   $   34,588    $   8,535    $    (184)   $  (1,876) $ (5,515)        $  35,548
                                        ===========  ===========  ===========    =========  ========         =========

 Earnings per share before
  extraordinary item...................  $     1.51                                                          $    1.55
                                        ===========                                                          =========
 Weighted average number of
  shares outstanding...................      22,944                                                             22,944
                                        ===========                                                          =========
__________

(i) The financial information with respect to AO Singapore is derived from unaudited internal financial data provided to the Company by AOC.
     This information has not been independently reviewed or audited by the Company or an independent accounting firm.

(ii) The financial information with respect to Neolens is based on unaudited financial statements provided to the Company by Neolens.
     This information has not been independently reviewed or audited by the Company or an independent accounting firm.

                          SOLA INTERNATIONAL INC.
  NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FISCAL YEAR ENDED MARCH 31, 1996

     The unaudited pro forma condensed combined statement of operations gives effect to the following pro forma adjustments:

     (1) Under the terms of the AO Acquisition, the Company will acquire substantially all of AOC's Singapore ophthalmic operations, which are separately disclosed in the above unaudited pro forma condensed combined statement of operations. During the year ended March 29, 1996, AO recorded net sales of $1.4 million to the AO Singapore operation, which are included in the historical financial statements used in the unaudited pro forma condensed combined statement of operations. The pro forma adjustments eliminate the AO sales to AO Singapore. In addition, Neolens recorded sales of $1.2 million to Sola during the twelve months ended January 31, 1996. The pro forma adjustments eliminate the Neolens sales to Sola.

     (2) Represents amortization of the write-up of property, plant and equipment over an estimate of its composite useful life. Amortization of the property, plant and equipment write-up has been allocated to cost of sales as the most significant write-ups relate to laboratory assets in France and manufacturing assets in Mexico. The composite useful life assumed in these pro forma financial statements is eight years.

     (3) Represents the amortization of goodwill and other intangible assets arising upon the AO Acquisition and the Neolens Acquisition, over 40 years for goodwill, and over seven years for the non-compete agreement (in accordance with the terms of the purchase agreement between Sola and AOC), reflecting an estimate of the amortizable lives of such intangibles.

                                                   (In thousands)
          Amortization of goodwill...........         $    1,787
          Amortization of non-compete
            agreement........................                215
                                                     -----------
          Total amortization.................         $    2,002
                                                     ===========

     (4) Reflects the Company's estimate of additional general and administrative expenses that will be incurred after the AO Acquisition.
The estimated costs relate primarily to expenditures on treasury, legal and tax and accounting expenses.

     (5) Reflects the reversal of $1.2 million of Corporate allocation from AOC, which will not continue after the AO Acquisition. The Corporate allocation includes legal, financial and administrative services primarily provided by AOC.

     (6) Represents the additional interest expense for the fiscal year ended March 31, 1996 that would have been incurred had the AO Acquisition and the Neolens Acquisition taken place on April 1, 1995, computed as follows (In thousands):

          Reduction in interest expense due to
           reduced interest rate under the New
           Credit Agreement........................   $     (169)
          Reduction in interest expense incurred
           by Neolens when converted to New
           Credit Agreement........................         (233)
          Interest expense on increased
           borrowings of $124.9 million at 6.94%
           per annum...............................        8,668
          Interest expense savings on additional
           borrowings of $124.9 million due to
           reduced interest rate under New
           Credit Agreement........................         (937)
          Amortization of bank issue expenses
           over the life of the New Credit
           Agreement (three to five years).........          194
                                                      ----------
          Change in interest expense...............   $    7,523
                                                      ==========



                          SOLA INTERNATIONAL INC.
                  NOTES TO UNAUDITED PRO FORMA CONDENSED
              COMBINED STATEMENT OF OPERATIONS - (CONTINUED)
                     FISCAL YEAR ENDED MARCH 31, 1996

     A change of 1/4% in the interest rate payable on the outstanding balance under the New Credit Agreement would change annual interest expense by approximately $0.3 million before the effect of income taxes.

     (7) Adjustment to reflect income tax effects assuming a combined state and federal effective income tax rate of 35% for the companies acquired in the AO Acquisition and the Neolens Acquisition. Interest payments on the acquisition debt will be funded, in part, through interest received from the AO subsidiaries that is attributable to that portion of acquisition debt which can be allocated to foreign subsidiaries and through dividends remitted from its subsidiaries. The Company anticipates that withholding taxes will be paid on certain interest and dividend income on remittance to the Company and that the deductibility of such taxes through foreign tax credits will be subject to certain limitations. In addition, the AO and Neolens historical tax charges in their statements of operations have benefitted from tax NOL's in certain jurisdictions. Following the AO Acquisition and the Neolens Acquisition any benefit from such NOL's will be charged directly to goodwill.


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